Exhibit 10.2

2006 Compensation Arrangements for Named Executive Officers

Set forth is a summary of fiscal 2006 compensation arrangements between Fargo Electronics, Inc. (the “Company”) and certain of its executive officers who are expected to constitute the Company’s “named executive officers” (defined in Regulation S-K Item 402(a)(3)) for the year.  Generally, the salaries of named executive officers are set at industry averages and variable compensation is provided for through cash bonuses. The form of compensation provided to members of the named executive officers varies based on their position and their ability to influence performance.  All of the Company’s executive officers are at-will employees, whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors, subject only to the terms of the Amended and Restated Employment Agreement between the Company and Mr. Holland, and the terms of the Officers Agreements (concerning a change in control of the Company) between the Company and the other executive officers (the forms of which have been filed as exhibits to the Company’s annual report on Form 10-K).

The Compensation and Human Resources Committee has discretion to set executive compensation at levels warranted by external, internal and individual circumstances. The Committee has solicited through Mr. Holland, and reviewed periodically, compensation surveys for officer positions in the electronics industry. Although such data provides a base for comparison, it is not necessarily used as the basis for the compensation actually awarded.

The Company’s executive officer compensation program can be separated into several elements: base salary, annual cash incentive compensation, and various benefits, including medical and retirement savings plans generally available to employees.

Base Salary

The Company’s policy is to set the base salaries of its executives at the industry average.  Effective as of January 1, 2006, the named executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position	Base Salary

Gary R. Holland	$343,500
(Chairman of the Board of Directors, President and Chief Executive Officer)

Kathleen L. Phillips	$185,000
(Marketing and Distribution)

Thomas C. Platner	$185,000
(Engineering and Manufacturing)

Paul W.B. Stephenson	$200,000
(Chief Financial Officer)

Jeffrey D. Upin	$185,000
(Business Development, General Counsel and Secretary)

Annual Cash Incentive Compensation

The Compensation and Human Resources Committee establishes a bonus plan annually for the Chief Executive Officer and all other Company employees.  For 2006, the Company’s Compensation and Human Resources Committee approved, and the Board of Directors ratified, an incentive bonus plan for all of our employees, known as the “Success Sharing Bonus Plan” (the “SSB Plan”).  The SSB Plan is based on the Company’s overall strategic, business and financial performance.

The following table illustrates the calculation of the Bonus Potential (as defined in the SSB Plan) for each named executive officer.  The Bonus Potential is multiplied by the Success Sharing Payout Percentage (determined by the Board of Directors to be between 0% and 250%) to determine the actual bonus payout for each employee.

Name	Annualized Salary	Eligibility Percentage	Bonus Potential	Maximum Possible Bonus Payout (250% of Bonus Potential)

Gary R. Holland	$343,500	50%	$171,750	$429,375

Kathleen L. Phillips	$185,000	35%	$64,750	$161,875

Thomas C. Platner	$185,000	35%	$64,750	$161,875

Paul W.B. Stephenson	$200,000	35%	$70,000	$175,000

Jeffrey D. Upin	$185,000	35%	$64,750	$161,875

Further information regarding the SSB Plan is contained in Exhibit 10.1 to this Current Report on Form 8-K.

Benefits

The Company provides medical, dental and life and disability insurance benefits as well as a 401(k) retirement plan (including a Company match as determined by the Board of Directors) to its executive officers.  The same benefits are available to all Company employees.

Mr. Holland receives an annual car allowance in the amount of $12,000 annually.